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Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Media Inquiries: Cindy Eikenberg Manager of Public Relations EarthShell Corporation (410) 847-9420 www.earthshell.com	Investor Inquiries: (866) 438-3784 investor@earthshell.com
Media Inquiries: Greg Kalish Euro RSCG Middleberg (212) 699-2635 earthshell@middleberg.com

EARTHSHELL® CORPORATION RECEIVES NOTICE FROM NASDAQ
REGARDING LISTING

Trading to Continue on Nasdaq National Market Pending Hearing

        SANTA BARBARA, CA, November 26, 2002—EarthShell Corporation (Nasdaq: ERTH)), innovators of food service packaging designed with the environment in mind, announced today that it received a Nasdaq Staff Determination regarding the Company's compliance with certain Nasdaq National Market rules. Nasdaq indicated that the Company's common stock price is not in compliance with the $1.00 minimum bid requirement as set forth in Marketplace Rule 4450(a)(5). Nasdaq also indicated that, based on the Company's Form 10-Q for the period ended September 30, 2002, the Company's stockholders' equity was $9,581,811, just below the $10,000,000 minimum set forth in Marketplace Rule 4450(a)(3). The Company is otherwise in full compliance with Nasdaq requirements.

        In response to this determination, the Company has the option to make application to list its stock on the Nasdaq SmallCap Market, or appeal the determination based on the Company's specific situation and other attributes. EarthShell Corporation has requested a hearing before the Nasdaq Listing Qualifications Panel to review the staff determination. The hearing, at which EarthShell will have the opportunity to present a plan to achieve compliance with the requirements cited, is currently expected to occur within the next 45 to 60 days. The Company's common stock will continue to trade on the Nasdaq National Market pending the outcome of the hearing.

        The Company also plans to inform the Listing Qualifications Panel that it is willing to consider being listed on the Nasdaq SmallCap Market in the event the Panel does not accept the Company's compliance plan. The Nasdaq SmallCap Market provides a grace period of at least 180-days for meeting the $1.00 minimum bid price requirement. EarthShell is satisfied that it currently meets the requirements to transfer to the Nasdaq SmallCap Market, should it elect to do so.

        "As recently reported, EarthShell is now making excellent progress toward the commercialization of its technology and execution of its business model, as evidenced by recent definitive agreements and progress with the Company's operating partners & licensees such as Huhtamaki/Polarcup, Sweetheart

Cup Company, Green Earth Packaging and DuPont. Our partners have begun committing capital to ramping up production in facilities both in the United States and globally, and its products have been well-received by those who have tested and are purchasing them. On the basis of this progress, the Company is working on several options to strengthen its financial profile," said Simon Hodson, chief executive officer.

        EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

        For more information, please visit our website www.earthshell.com and see our updated FAQ's on the Investor Relations page.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

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Exhibit 99.1
EARTHSHELL® CORPORATION RECEIVES NOTICE FROM NASDAQ REGARDING LISTING Trading to Continue on Nasdaq National Market Pending Hearing